Exhibit 10.1

ADVANSIX INC.
DEFERRED COMPENSATION PLAN

AdvanSix Inc., a Delaware corporation (the “Company”), hereby establishes the AdvanSix Inc. Deferred Compensation Plan (the “Plan”), effective January 1, 2018 (the “Effective Date”), for the purpose of attracting and retaining high quality executives and Directors, and promoting in them increased efficiency and an interest in the successful operation of the Company. The Plan is intended to, and shall be interpreted to, comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees,” although no warranty as to such compliance is made.

ARTICLE I
DEFINITIONS

1.1    “Account” or “Accounts” shall mean the bookkeeping account or accounts established under this Plan pursuant to Article 4.

1.2     “Administrative Committee” shall mean the AdvanSix Inc. Retirement Plans Administrative Committee.

1.3     “Base Salary” shall mean a Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Company prior to reduction for any salary deferrals under benefit plans sponsored by the Company, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).

1.4.     “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 7.1.

1.5    “Board” shall mean the Board of Directors of the Company.

1.6    “Bonus(es)” shall mean cash awards, under any annual incentive plan established by the Company, paid to the Participant by the Company before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.

1.7    “Change in Control Event” means the occurrence of any of the following events following the Effective Date:

(i)during any period of 24 consecutive calendar months, individuals who were Directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a Director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act) (a “Person”), in each case other than the Board;
(ii)the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”), unless, immediately following such Reorganization or Sale, (1) all or substantially all the Persons who were the “beneficial owners” (as used in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any entity controlled by the Continuing Company) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (3) at least a majority of the members of the board of directors of the Continuing Company were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;
(iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change in Control; or
(iv)any Person, corporation or other entity or “group” (as used in Section 13(d) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (C) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of subparagraph (ii) above;

provided that, to the extent any Award provides for the payment of non-qualified deferred compensation subject to Section 409A of the Code, an event set forth above shall not constitute a “Change in Control” unless it also constitutes a “change in ownership”, a “change in the effective control” or a “change in the ownership of substantial assets” of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5) and such limitation is necessary to avoid an impermissible distribution or other event resulting in adverse tax consequences under Section 409A of the Code.

1.8    “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.

1.9    “Company Contributions” shall mean the contributions made by the Company pursuant to Section 3.3.

1.10    “Company Contribution Account” shall mean the Account maintained for the benefit of the Participant that is credited with Company Contributions, if any, pursuant to Section 4.2.

1.11    “Compensation” shall mean all amounts eligible for deferral for a particular Plan Year under Section 3.1.

1.12    “Crediting Rate” shall mean the notional gains and losses credited on the Participant’s Account balance that are based on the Participant’s allocation among the investment alternatives made available or mandated by the Investment Committee pursuant to Section 3.4 of the Plan.

1.13    “Deferral Account” shall mean an Account maintained for each Participant that is credited with Participant deferrals pursuant to Section 4.1

1.14    “Director” shall mean a non-employee member of the Board.

1.15    “Director’s Fees” shall mean cash compensation for services as a Director, excluding reimbursement of expenses or other non‑regular forms of compensation, before reductions for contributions to or deferrals under any deferred compensation plan sponsored by the Company.

1.16    “Distributable Amount” shall mean the vested balance in the applicable Account as determined under Article 4.

1.17    “Eligible Executive” shall mean a Director or a highly compensated or management level employee of an Employer selected by the Chief Human Resources Officer to be eligible to participate in the Plan.

1.18    “Employer(s)” shall be defined as follows:

(a)Except as otherwise provided in part (b) of this Section, the term “Employer” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

(b)For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:

(1)The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and
(2)All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, the Administrative Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

1.19    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.

1.20    “Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A.

1.21    “Fund” or “Funds” shall mean one or more of the investments selected by the Investment Committee pursuant to Section 3.4 of the Plan.

1.22    “Hardship Distribution” shall mean an accelerated distribution of benefits or a cancellation of deferral elections pursuant to Section 6.4 to a Participant who has suffered a Financial Hardship.

1.23    “Interest Rate” shall mean, for each Fund, the rate of return derived from the net gain or loss on the assets of such Fund, as determined by the Investment Committee.

1.24    “Investment Committee” shall mean the AdvanSix Inc. Retirement Plans Investment Committee.

1.25    “Participant” shall mean any Eligible Executive who becomes a Participant in this Plan in accordance with Article 2.

1.26    “Participant Election(s)” shall mean the forms or procedures by which a Participant makes elections, to the extent applicable, with respect to (a) voluntary deferrals of his/her Compensation, (b) the Funds, which shall act as the basis for crediting of interest on Account balances, and (c) the form and timing of distributions from Accounts. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Administrative Committee.

1.27    “Payment Date” shall mean the date by which a total distribution of the Distributable Amount shall be made or the date by which installment payments of the Distributable Amount shall commence.

(a)For benefits triggered by the Participant’s Separation from Service, the Payment Date shall be the first business day of the January or July, whichever is earlier, that occurs after completion of the six-month period directly following the Separation from Service, and the applicable amount shall be calculated as of the last business day of the month preceding the Payment Date. Subsequent installments, if any, shall be made in January of each Plan Year following the Plan Year in which the initial installment payment was payable and shall be calculated as of the last business day of the preceding December;

(b)For benefits triggered by the death of a Participant, the Payment Date shall be the first business day of the month commencing after the month in which the death occurs, and the applicable amount shall be calculated as of the last business day of the month in which the death occurs. In the case of death, the Administrative Committee shall be provided with documentation reasonably necessary to establish the fact of the Participant’s death;

(c)For the benefit triggered by a Change in Control Event, the Payment Date shall be the first business day of the month commencing after the month in which the Change in Control Event occurs, and the applicable amount shall be calculated as of the last business day of the month in which the Change in Control Event occurs; provided, however, a Participant may elect, upon commencement of participation in the Plan, for the Payment Date for the benefit payable upon a Change in Control Event to be the date that is the first business day of the month that is fifteen (15) months following the month in which the Change in Control Event occurs, in which case the applicable amount shall be calculated as of the last business day of the month preceding the Payment Date. Subsequent installments, if any, shall be made in January of each Plan Year following the Plan Year in which the initial installment payment was payable and shall be calculated as of the last business day of the preceding December; and

(d)The Payment Date of a Scheduled Distribution shall be in the first quarter of the Plan Year in which the distribution is scheduled to commence, and the applicable Distributable Amount shall be calculated as of the last business day of the preceding December. Subsequent installments, if any, shall be calculated as of the last business day of December of each succeeding Plan Year after the initial calculation, and shall be made in January of each Plan Year following the Plan Year in which the initial installment payment was payable.

Notwithstanding the foregoing, the Payment Date shall not be before the earliest date on which benefits may be distributed under Code Section 409A without violation of the provisions thereof, as reasonably determined by the Administrative Committee.

1.28    “Performance-Based Compensation” shall mean cash compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined in accordance with Treas. Reg. §1.409A-1(e).

1.29    “Plan Year” shall mean the calendar year, except that the first Plan Year shall begin on the Effective Date and end on the last day of the calendar year in which the Effective Date occurs.

1.30    “Qualified Plan” shall mean the AdvanSix Inc. Savings Plan, or such other Company-sponsored qualified defined contribution plan as may be established from time to time.

1.31    “Scheduled Distribution” shall mean a scheduled distribution date elected by the Participant for distribution of amounts from a Scheduled Distribution Account, including notional earnings thereon, as provided under Section 6.3.

1.32    “Scheduled Distribution Account” shall mean a Participant Deferral Account to which a Scheduled Distribution election pursuant to Section 6.3 applies.

1.33    “Separation Account” shall mean the Participant Account distributable in the event of the Participant’s Separation from Service in accordance with Section 6.1.

1.34    “Separation from Service” shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death, as determined by the Administrative Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(a)For a Participant who provides services to an Employer as an employee or as a Director, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur when such Participant has experienced a termination of employment or service with such employer. A Participant shall be considered to have experienced a termination of employment or service when the facts and circumstances indicate that the Participant and his or her employer reasonably anticipate that either (i) no further services will be performed for the employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(b)For a Participant, if any, who provides services to an Employer as an independent contractor, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Administrative Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(c)For a Participant, if any, who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for such Employer as both an employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and (b) of this Section, respectively.

Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for an Employer as both an employee and as a Director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.

1.35    “Stock” shall mean AdvanSix Inc. common stock, $0.01 par value per share, or any other equity securities of the Company designated by the Investment Committee.

ARTICLE II
PARTICIPATION

2.1    Enrollment Requirements; Commencement of Participation

(a)As a condition to participation, each Eligible Executive shall complete, execute and return to the Administrative Committee the appropriate Participant Elections, as well as such other documentation and information as such committee reasonably requests, by the deadline(s) established by such committee. In addition, the Administrative Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(b)Each Eligible Executive shall commence participation in the Plan on the date that the Administrative Committee determines that the Eligible Executive has met all enrollment requirements set forth in this Plan and required by such committee, including returning all required documents to such committee within the specified time period.

(c)If an Eligible Executive fails to meet all requirements established by the Administrative Committee within the period required, that Eligible Executive shall not be eligible to participate in the Plan during the applicable Plan Year.

ARTICLE III
CONTRIBUTIONS & DEFERRAL ELECTIONS

3.1    Elections to Defer Compensation. Elections to defer Compensation shall take the form of a whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans, as determined in the sole and absolute discretion of the Administrative Committee) of up to a maximum of:

(1)75% of Base Salary,
(2)90% of Bonuses, and
(3)100% of Director’s Fees.

The Administrative Committee may, in its sole discretion, adjust for subsequent Plan Years on a prospective basis the maximum deferral percentages described in this Section for one or more types of Compensation (including, without limitation, for particular types of Bonuses) and for one or more subsequent Plan Years; such revised deferral percentages shall be indicated on a Participant Election form. Notwithstanding the foregoing, in no event shall the maximum deferral percentages be adjusted after the last date on which deferral elections for the applicable type(s) of Compensation must be submitted and become irrevocable in accordance with Section 3.2 below and the requirements of Code Section 409A.

Notwithstanding the foregoing, the Administrative Committee may determine that one or more types of Compensation shall not be made available for deferral for one or more subsequent Plan Years and, consistent with such determination, the impacted types of Compensation shall not appear on a Participant Election form.

3.2    Timing of Deferral Elections; Effect of Participant Election(s).

(a)General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.2, in order for a Participant to make a valid election to defer Compensation, the Participant must submit Participant Election(s) on or before the deadline established by the Administrative Committee, which shall be no later than the December 31st preceding the Plan Year in which such compensation will be earned.

Any deferral election made in accordance with this Section 3.2(a) shall be irrevocable; provided, however, that if the Administrative Committee permits or requires Participants to make a deferral election by the deadline described above for an amount that qualifies as Performance-Based Compensation, the Administrative Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting new Participant Election(s) in accordance with Section 3.2(c) below.

(b)Timing of Deferral Elections for New Plan Participants. An Eligible Executive who first becomes eligible to participate in the Plan prior to or as of the Effective Date for the Plan, or on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), may be permitted to make an election to defer the portion of Compensation attributable to services to be performed after such election, provided that the Participant submits Participant Election(s) on or before the deadline established by the Administrative Committee, which in no event shall be later than thirty (30) days after the Participant first becomes eligible to participate in the Plan.

If a deferral election made in accordance with this Section 3.2(b) relates to compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period.

Any deferral election made in accordance with this Section 3.2(b) shall become irrevocable no later than the 30th day after the date the Participant first becomes eligible to participate in the Plan.

(c)Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Administrative Committee may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting Participant Election(s) on or before the deadline established by the Administrative

Committee, which in no event shall be later than six (6) months before the end of the performance period.

In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.2(c), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 3.2(c) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

(d)Timing Rule for Deferral of Compensation Subject to Risk of Forfeiture. With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve (12) months from the date the Participant obtains the legally binding right, the Administrative Committee may determine that an irrevocable deferral election for such compensation may be made by timely delivering Participant Election(s) to such committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treas. Reg. §1.409A-2(a)(5).

Any deferral election(s) made in accordance with this Section 3.2(d) shall become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the compensation subject to such deferral election(s).

(e)Duration of Compensation Deferral Elections; “Evergreening”. A Participant may increase, decrease, terminate or recommence a deferral election with respect to Compensation for any subsequent Plan Year by filing a Participant Election during the enrollment period established by the Administrative Committee prior to the beginning of such Plan Year (or at such other time contemplated under this Section 3.2), which election shall be effective on the first day of the next following Plan Year (unless otherwise specified on the Participant Election). In the absence of an affirmative election by the Participant to the contrary, the deferral election(s) for a Plan Year shall continue in effect for future Plan Years.

3.3    Company Contributions.

(a)Discretionary Company Contributions. The Company may make discretionary Company Contributions to the Plan Accounts of employee Participants (which amounts may vary among Participants and which may be zero), as determined by the Company in its sole discretion from time to time. Any such discretionary Company Contributions shall be made in the complete and sole discretion of the Company, and no Participant shall have the right to receive any such contributions in any particular Plan Year or otherwise regardless of whether such contributions are made on behalf of other Participants. Company Contributions will in no event be made to the Accounts of Directors.

(b)Company Qualified Plan Makeup Contributions. The Company may, in its sole discretion, make a Company Contribution on behalf of an employee Participant for each Plan

Year in which the Participant makes a deferral of a minimum of one percent (1%) of Base Salary under this Plan, which amount shall equal (i) the maximum company contribution that would have been provided to the Participant under the Qualified Plan if the deferrals made under this Plan had been made under the Qualified Plan (disregarding the compensation limit determined under Section 401(a)(17) of the Code that applies under the Qualified Plan), minus (ii) the amount of company contributions actually credited to the Participant under the Qualified Plan for such Plan Year (and not thereafter forfeited pursuant to the discrimination testing and other compliance processes in effect under the Qualified Plan). Company Qualified Plan Makeup Contributions shall be made in the complete and sole discretion of the Company, and no Participant shall have the right to receive any such contributions in any particular Plan Year or otherwise regardless of whether such contributions are made on behalf of other Participants.

3.4    Investment Elections.

(a)Participant Designation. At the time of entering the Plan and/or of making a deferral election under the Plan, the Participant shall designate, on a Participant Election provided by the Administrative Committee, the Funds in which the Participant’s Accounts shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account. The Participant may specify that all or any percentage of his or her Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the Funds selected as alternative investments under the Plan from time to time by the Investment Committee pursuant to subsection (b) of this Section. If a Participant fails to make an election among the Funds as described in this section, the Participant’s Account balance shall automatically be allocated into the lowest-risk Fund, as determined by the Investment Committee in its sole discretion. A Participant may change any designation made under this Section as permitted by filing a revised election, on a Participant Election form. Notwithstanding the foregoing, the Administrative Committee or Investment Committee, each in its sole discretion, may impose limitations on the frequency with which one or more of the Funds elected in accordance with this Section may be added or deleted by such Participant and similarly, in their sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account balance allocated to each previously or newly elected Fund.

(b)Investment Funds. The Investment Committee may select, in its sole and absolute discretion, each of the types of commercially available investments communicated to the Participant pursuant to subsection (a) of this Section to be the Funds. The Interest Rate of each such commercially available investment shall be used to determine the amount of earnings or losses to be credited to the Participant’s Account under Article IV. The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate on Accounts. The Company and the Employers shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Company and/or the Employer elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.

(c)Crediting of Director’s Fees to AdvanSix Inc. Stock Unit Fund.

(i)    Until a Director meets AdvanSix’s stock ownership guidelines, the only Investment Fund available under the Plan to a Participant Director will be a fund based upon the Company’s Stock (the “AdvanSix Inc. Stock Unit Fund”), an allocation option available only to Director Participants and only for deferrals from Director’s Fees, and not any other source of income. On a Director’s satisfaction of the AdvanSix stock ownership guidelines, a Participant Director may elect to allocate his or her deferrals to any Fund provided under the Plan. However, any deferrals into the AdvanSix Inc. Stock Unit Fund will be irrevocably allocated to such fund. Deferrals allocated to a Fund other than the AdvanSix Inc. Stock Unit Fund can be transferred into the AdvanSix Inc. Stock Unit Fund, provided, however, that on transfer, the deferrals will become irrevocably allocated. Director’s Fees allocated to the AdvanSix Inc. Stock Unit Fund shall only be distributable in actual shares of Stock; provided, however, that any fractional shares shall be distributable as cash.

(ii)    Any stock dividends, cash dividends or other non-cash dividends applicable to the Director’s Fees credited to the AdvanSix Inc. Stock Unit Fund shall be credited in the form of additional Stock units and shall automatically and irrevocably be deemed to be re-invested in the AdvanSix Inc. Stock Unit Fund until such amounts are distributed to the Participant. The number of Stock units credited to the Participant’s Account(s) for a particular stock dividend shall be equal to (A) the number of Stock units credited to the Participant’s Account(s) as of the payment date for such dividend in respect of each share of Stock, multiplied by (B) the number of additional or fractional shares of Stock actually paid as a dividend in respect of each share of Stock. The number of Stock units credited to the Participant’s Account(s) for a particular cash dividend or other non-cash dividend shall be equal to (A) the number of Stock units credited to the Participant’s Account(s) as of the payment date for such dividend in respect of each share of Stock, multiplied by (B) the fair market value of the dividend, divided by (C) the “fair market value” (as defined below) of the Stock on the payment date for such dividend.

(iii)    The number and/or value of Stock units credited to the Participant’s Account(s) shall be adjusted by the Investment Committee to prevent dilution or enlargement of Participants’ rights with respect to the portion of his or her Account(s) allocated to the AdvanSix Inc. Stock Unit Fund in the event of any reorganization, reclassification, stock split, or other change in capitalization or unusual corporate transaction or event as determined by the Investment Committee. Any such adjustment shall be determined by the Investment Committee in its sole discretion and shall be made in the same manner used to adjust the Stock or in such other manner as the Investment Committee deems equitable or appropriate to preserve Participants’ rights under the Plan in parity with the rights of holders of Stock.

(iv)    For purposes of this Section, the fair market value of the Stock shall be, in the event the Stock is traded on a recognized securities exchange, an amount equal to the closing price of the Stock on such exchange on the date set for valuation or, if no sales of Stock were made on said exchange on that date, the closing price of the Stock on the next preceding day on which sales were made on such exchange; or, if the Stock is not so traded, the value determined, in its sole discretion, by the Investment Committee in compliance with Section 409A.

3.5    Distribution Elections.

(a)Initial Election; “Evergreening”. At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with any earnings credited thereon) from among the alternatives specified under Article VI for the applicable distribution. At the time of a Participant’s initial enrollment in the Plan, a Participant must elect the form of distribution for the Separation Account, and for purposes of distribution, any Company Contributions shall be allocated to such Separation Account elected during the Participant’s initial enrollment. Notwithstanding the foregoing, the Administrative Committee may, in its sole discretion, permit a separate distribution election, including the election of a Scheduled Distribution, for one or more Company Contributions pursuant to a

Participant Election filed during an enrollment period established by the Administrative Committee; any such distribution election shall comply with the timing requirements under Section 3.2 above or as otherwise permitted in accordance with Code Section 409A, and such separate distribution election shall only apply to the identified Company Contribution(s). A new distribution election may be made at the time of subsequent deferral elections with respect to deferrals in Plan Years beginning after the election is made, in accordance with the Participant Election forms. However, in the absence of an affirmative election by the Participant to the contrary, the distribution election(s) for a Plan Year shall continue in effect for future Plan Years. Notwithstanding the foregoing, distribution election(s) for Scheduled Distributions shall not be applied to a future Plan Year to the extent that the minimum deferral period in effect for the applicable future Plan Year would not be satisfied; in such event, the applicable deferrals will be deemed to have been allocated to the Separation Account and shall be distributable in accordance with the election for the Separation Account.

(b)Modification of Election. A distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A and this Section. Except as permitted under Code Section 409A, no acceleration of a distribution is permitted. A subsequent election that delays payment or changes the form of payment for the Separation Account, for a Scheduled Distribution Account, or for the Change in Control Benefit, shall be permitted if and only if all of the following requirements are met:

(1)the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

(2)the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and

(3)in the case of payments made according to a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

For purposes of application of the above change limitations, installment payments shall be treated as a single payment under Code Section 409A and only five (5) changes shall be allowed to be made by a Participant with respect to each Account. Election changes made pursuant to this Section shall be made in accordance with rules established by the Administrative Committee and shall comply with all requirements of Code Section 409A and applicable authorities.

ARTICLE IV
ACCOUNTS

4.1    Deferral Accounts. The Administrative Committee shall establish and maintain Deferral Accounts for each Participant under the Plan, of which one (1) shall be the Separation Account and the remainder shall be Scheduled Distribution Accounts in a maximum number to be determined by the Administrative Committee in its sole discretion. Each Participant’s Deferral Accounts shall be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a Fund designated pursuant to Section 3.4. A Participant’s Deferral Accounts shall be credited as follows:

(a)As soon as reasonably practicable after amounts are withheld and deferred from a Participant’s Compensation, the Administrative Committee shall credit the Fund Subaccounts of the Participant’s Deferral Accounts with an amount equal to Compensation deferred by the Participant in accordance with the designation under Section 3.4; that is, the portion of the Participant’s deferred Compensation designated to be deemed to be invested in a Fund shall be credited to the Fund Subaccount to be invested in that Fund;

(b)Each business day, each Fund Subaccount of a Participant’s Deferral Accounts shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined pursuant to Section 3.4(b); and

(c)In the event that a Participant elects for a given Plan Year’s deferral of Compensation a Scheduled Distribution, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with amounts allocated to each such separate Scheduled Distribution.

4.2    Company Contribution Account. The Administrative Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan. For purposes of a Participant’s distribution elections, Company Contributions shall be subject to distribution in the form applicable to the Separation Account, except as otherwise provided in accordance with Section 3.5. Each Participant’s Company Contribution Account shall be further divided into separate Fund Subaccounts corresponding to the Fund designated pursuant to Section 3.4(a). A Participant’s Company Contribution Account shall be credited as follows:

(a)As soon as reasonably practicable after a Company Contribution is made, the Company shall credit the Fund Subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Contributions, if any, made on behalf of that Participant, that is, the proportion of the Company Contributions, if any, designated to be deemed to be invested in a certain Fund shall be credited to the Fund Subaccount to be invested in that Fund; and

(b)Each business day, each Fund Subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as pursuant to Section 3.4(b).

(c)In the event that a Participant is permitted by the Administrative Committee to elect a Scheduled Distribution for one or more Company Contributions, such Company Contributions shall be accounted for in a manner which allows separate accounting for the Company Contribution and investment earnings, gains and losses allocated to each such separate Scheduled Distribution.

4.3    Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

4.4    Statement of Accounts. The Administrative Committee shall provide each Participant with electronic statements at least quarterly setting forth the Participant’s Account balance as of the end of each applicable period.

ARTICLE V
VESTING

5.1    Vesting of Deferral Accounts. The Participant shall be vested at all times in amounts credited to the Participant’s Deferral Accounts.

5.2    Vesting of Company Contribution Account.

(a)Discretionary Company Contributions credited to the Participant’s Company Contribution Account shall be vested based upon the schedule or schedules determined by the Company in its sole discretion and communicated to the Participant.

(b)Company Qualified Plan Make Up Contributions credited to the Participant’s Company Contribution Account shall be vested based upon the vesting schedule applicable to the Qualified Plan.

(c)In the event of a Participant’s death prior to Separation from Service or a
Change in Control Event occurring prior to a Participant’s Separation from Service, regardless of the Participant’s vesting schedule provided above, the Participant’s Company Contribution Account shall be fully vested.

ARTICLE VI
DISTRIBUTIONS

6.1    Separation from Service Distributions.

(a)Timing and Form of Separation from Service Distributions. Except as otherwise provided herein, in the event of a Participant’s Separation from Service, the Distributable Amount credited to the Participant’s Separation Account (including all vested Company Contributions) shall be paid to the Participant in a lump sum on the Payment Date following the Participant’s Separation from Service, unless the Participant has made an alternative benefit election on a timely basis to receive substantially equal annual installments over up to fifteen (15) years.

(b)Small Benefit Exception. Notwithstanding any Separation Account distribution election to the contrary, if as of the date of the Separation from Service the total Distributable Amount payable by reason of the Participant’s Separation from Service (including vested Company Contributions) is less than or equal to twenty-five thousand dollars ($25,000), such Distributable Amount payable by reason of the Participant’s Separation from Service shall be paid in a lump sum on the applicable Payment Date.

6.2    Death Benefits.

(a)Timing and Form of Death Benefit Distribution. Notwithstanding any provision in this Plan to the contrary, in the event that the Participant dies prior to complete distribution of his or her Accounts under the Plan, the Participant’s Beneficiary or estate shall receive a death benefit equal to the Distributable Amount (or remaining Distributable Amount in the event installment payments have commenced) credited to the Participant’s Deferral Accounts and Company Contribution Account in a lump sum on the Payment Date following the Participant’s death.

(b)    Additional Taxable Death Benefit in the Event of Death Prior to Separation from Service. In the event that (i) a Participant dies prior to Separation from Service and (ii) the Participant is an insured under a corporate-owned life insurance policy owned by an Employer (or a trust for which an Employer is the grantor) at the time of his or her death, then, in addition to the distribution described in Section 6.2(a) above, such Participant’s Beneficiary will also be entitled to a taxable death benefit under this Plan of fifty thousand dollars ($50,000) to be distributed on the Payment Date following the Participant’s death. The Participant and his/her Beneficiary shall have no interest or right in any corporate-owned life insurance policy, and the payment under this Section 6.2(b) shall not be derived from any policy proceeds. Directors are not eligible for this additional death benefit.

6.3    Scheduled Distributions.

(a)Scheduled Distribution Election. Participants shall be entitled to designate one or more Deferral Accounts as Scheduled Distribution Accounts in accordance with Section 3.5. In the case of a Participant who has elected to receive a Scheduled Distribution, on the applicable Payment Date such Participant shall receive the Distributable Amount, with respect to the specified deferrals, including earnings thereon, which have been elected by the Participant to be subject to such Scheduled Distribution election in accordance with Section 3.5. The Administrative Committee shall determine the earliest commencement date that may be elected by the Participant for each Scheduled Distribution Account and such date shall be indicated on the Participant Election. The Participant may elect to receive the Scheduled Distribution Account in a single lump sum or substantially equal annual installments over a period of up to fifteen (15) years. A Participant may delay payment and/or change the form of payment for a Scheduled Distribution Account, provided such revised election complies with the requirements of Section 3.5. The Company Contribution Account shall not be distributable as a Scheduled Distribution, except where the Administrative Committee has authorized the filing of a Scheduled Distribution election for one or more Company Contributions in accordance with Section 3.5. In the event the Administrative Committee authorizes the submission of Scheduled Distribution elections for one or more Company Contributions, the earliest commencement date for distribution of such Company Contributions shall not precede the date upon which the applicable Company Contribution shall be fully vested.

(b)Small Benefit Exception. Notwithstanding any distribution election to the contrary, if on commencement of a Scheduled Distribution Account the balance of such Scheduled Distribution Account is less than or equal to twenty-five thousand dollars ($25,000), the Scheduled Distribution Account shall be paid in the form of a single lump sum distribution on the applicable Payment Date.

(c)Relationship to Other Benefits.

(1)In the event of a Participant’s death prior to complete distribution of one or more Scheduled Distribution Accounts, such Scheduled Distribution Account(s) (or the remaining portion thereof if installments have commenced) shall be distributed in accordance with Section 6.2.

(2)In the event a Participant has elected to receive a distribution upon a Change in Control Event in accordance with Section 6.5 below and a Change in Control Event occurs prior to complete distribution of one or more of such Participant’s Scheduled Distribution Accounts, such Scheduled Distribution Account(s) (or the remaining portion thereof if installments have commenced) shall be distributed in accordance with Section 6.5.

(3)The occurrence of a Participant’s Separation from Service prior to the selected date for a Scheduled Distribution shall have no impact on the timing or form of distribution of such Scheduled Distribution.

6.4    Hardship Distributions.

(a)Upon a finding that the Participant has suffered a Financial Hardship, in accordance with Code Section 409A, the Administrative Committee may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of deferral elections under the Plan, subject to the following conditions:

(1)The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Administrative Committee.

(2)Upon a finding that the Participant has suffered a Financial Hardship in accordance with Treasury Regulations promulgated under Code Section 409A, the Administrative Committee may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of current deferral elections under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. The amount distributed pursuant to this Section with respect to the Financial Hardship shall not exceed the amount necessary to satisfy such Financial Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(3)The amount (if any) determined by the Administrative Committee as a Hardship Distribution shall be paid in a lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution determination is made by the Administrative Committee.

(b)In the event a Participant receives a hardship distribution under an Employer’s qualified 401(k) plan pursuant to Treas. Reg. §1.401(k)-1(d)(3), the Administrative Committee may (i) cancel the Participant’s current deferral elections under this Plan and/or (ii) preclude the Participant from submitting additional deferral elections pursuant to Article III, to the extent deemed necessary to comply with Treas. Reg. §1.401(k)-1(d)(3).

6.5    Change in Control Event Distribution. A Participant may submit an election upon his or her commencement of participation in the Plan to receive a distribution upon the occurrence of a Change in Control Event. If so elected, then upon the occurrence of a Change in Control Event the entire Distributable Amount credited to the Participant’s Deferral Accounts and Company Contribution Account (or remaining Distributable Amount if the Change in Control occurs following commencement of installment payments) shall be payable to the Participant in a lump sum within sixty (60) days following the Payment Date for the Change in Control Event distribution, without regard to the Participant’s elections pertaining to the Separation Account and Scheduled Distribution Accounts. If no election is submitted, the Participant will be deemed to have elected to have his or her Accounts remain in the Plan and not be distributable upon a Change in Control Event. If the Participant elects to receive a distribution upon the occurrence of a Change in Control Event, the Participant may also further elect upon commencement of participation in the Plan whether the Payment Date for such Change in Control Event distribution shall be (a) the first business day of the month following the month in which the Change in Control Event occurs, or (b) the first business day of the month that is fifteen (15) months following the month in which the Change in Control Event occurs; if no such election as to the Payment Date is submitted, the Payment Date shall be the first business day of the month following the month in which the Change in Control Event occurs. In accordance with the requirements under Section 3.5(b), a Participant may submit an election to delay the commencement of the benefit payable upon a Change in Control Event, or change the form of payment for the benefit payable upon a Change in Control to annual installments over a period of up to fifteen (15) years.

6.6.    Limited Cashouts. Notwithstanding any provision in this Plan to the contrary, the Administrative Committee may, in its sole discretion, distribute in a mandatory lump sum any Participant’s entire Deferral Accounts and/or Company Contribution Account under the Plan, provided that any such distribution is made in accordance with the requirements of Treas. Reg. §1.409A-3(j)(4)(v) or its successor (each such payment, a “Limited Cashout”). Specifically, any such Limited Cashout pursuant to this Section 6.6 shall be subject to the following requirements:

(a)The Administrative Committee’s exercise of discretion to make the Limited Cashout shall be evidenced in writing no later than the date of the lump sum payment;

(b)The lump sum payment shall result in the termination and liquidation of the entirety of the Participant's Deferral Accounts and/or Company Contribution Account under the Plan, as applicable, as well as the Participant’s interest in all other plans, agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. §1.409A-1(c)(2) with the Account(s) that is being distributed from this Plan; and

(c)    The lump sum payment (and the Participant’s entire interest in any and all other “plans” that would be aggregated with the Account(s) being distributed from this Plan in accordance with Treas. Reg. §1.409A-1(c)(2)) is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) at the time of the Limited Cashout.

Any such Limited Cashout shall be calculated as of the last business day of the month in which the Administrative Committee’s determination to make the Limited Cashout occurs, and such lump sum payment shall be made within sixty (60) days following such determination.

ARTICLE VII
PAYEE DESIGNATIONS AND LIMITATIONS

7.1    Beneficiaries.

(a)Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. If the Participant names someone other than his or her spouse as a Beneficiary, the Administrative Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrative Committee, executed by such Participant's spouse and returned to such committee. The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Administrative Committee during the Participant’s lifetime in the format prescribed by such committee.

(b)Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrative Committee shall deem the Participant’s estate to be the Beneficiary and shall direct the distribution of such benefits to the Participant’s estate.

7.2    Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead such payment shall be made (a) to that person’s living parent(s) to act as custodian, or (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Administrative Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrative Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

7.3    Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Administrative Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrative Committee may direct that such payment be made to any person found by such committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Administrative Committee and the Company under the Plan.

ARTICLE VIII
LEAVE OF ABSENCE

8.1    Paid Leave of Absence. If a Participant is authorized by the Participant's Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) deferrals shall continue to be withheld during such paid leave of absence in accordance with Article III.

8.2    Unpaid Leave of Absence. If a Participant is authorized by the Participant's Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may elect to defer for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and a Participant Election is delivered to and accepted by the Administrative Committee for each such election in accordance with Article III above.

ARTICLE IX
ADMINISTRATION

9.1    Committees. The Plan shall be administered by the Administrative Committee and the Investment Committee, according to their respective duties as assigned throughout. Both such committees are appointed by the Chief Executive Officer, and both shall have the exclusive right and full discretion (a) to appoint agents to act on their behalf, (b) in the case of the Investment Committee, to select and establish Funds, (c) to interpret the Plan, (d) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (e) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (f) in the case of the Administrative Committee, to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of either the Administrative Committee or the Investment Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of either the Administrative Committee or the Investment Committee or any agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of both the Administrative Committee and the Investment Committee and their agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

9.2    Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Administrative Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrative Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review, as described below in Section 9.3, in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (a) the specific reason or reasons for the denial, (b) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (c) description of any additional material or information that is necessary to process the claim, and (d) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

9.3    Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Administrative Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Administrative Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

ARTICLE X
MISCELLANEOUS

10.1    Termination of Plan. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Board reserves the right to terminate or suspend the Plan with respect to all or any of its Participants in its discretion at any time. In the event of a Plan termination, no new deferral elections shall be permitted for the affected Participants and such Participants shall no longer be eligible to receive new Company Contributions. However, after the Plan termination, the Account balances of such Participants shall continue to be credited with deferrals attributable to any deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to be credited or debited to such Participants’ Account balances pursuant to Article IV. In addition, following a Plan termination, Participant Account balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix) or as otherwise permitted under Code Section 409A, the Employer may provide that upon termination of the Plan, all Account balances of the Participants shall be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with the applicable requirements and limitations of Code Section 409A.

10.2    Amendment. The Board may, at any time, amend or modify the Plan in whole or in part. Notwithstanding the foregoing, the Administrative Committee may, at any time, adopt amendments or modifications to the Plan that are technical, ministerial or administrative in nature. Notwithstanding the foregoing, no amendment or modification shall be effective to decrease the value of a Participant’s vested Account balance in existence at the time the amendment or modification is made.

10.3    Unsecured General Creditor. The benefits paid under the Plan shall be paid from the general assets of the Company, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.

10.4    Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.

10.5    Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes that are required to be withheld by the Company in respect to such payment or this Plan. To the extent permissible under Code Section 409A, the Company shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.

10.6    Code Section 409A. The Company intends that the Plan comply with the requirements of Code Section 409A (and all applicable Treasury Regulations and other guidance issued thereunder) and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Code Section 409A.

10.7    Effect of Payment. Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Investment Committee and the Administrative Committee, their members, the Employer and the Company.

10.8    Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered. In the event of an operational error, including, but not limited to, errors involving deferral amounts, overpayments or underpayments, such operational error shall be corrected in a manner consistent with and as permitted by any correction procedures established under Code Section 409A. If any portion of a Participant’s Account(s) under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A, the Administrative Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A, or (ii) the unpaid vested Account balance.

10.9    No Creditor Claims or Assignments. Except as may be expressly required by law, no interest of a Participant or of any person hereunder shall be subject to any claim of any creditor, and in particular shall not be subject to attachment or garnishment or legal process by any creditor (including, but not limited to, domestic relations orders), nor shall such person have any right to alienate, anticipate, sell, transfer, pledge, encumber or assign any of the amounts which he or she may expect to receive under the Plan.

10.10    Plan Administrative Expenses. In order to defray the administrative costs of maintaining the Plan, the Company reserves the right and discretion to charge each Participant a reasonable annual administrative fee. The amount of the administrative fee shall be determined by the Administrative Committee, and may be increased or decreased from time to time as determined by the Administrative Committee, in its sole discretion. Any such administrative fee may be assessed annually, or pro-rated and charged more frequently at such other reasonable times as determined by the Administrative Committee. Such administrative fee may be assessed by reduction of Participant Accounts. The administrative fee shall be allocated among the Participants on a pro-rata basis, per capita basis, or in such other reasonable manner as may be determined by the Administrative Committee, in its sole discretion.

10.11    Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer.

10.12    No Guarantee of Tax Consequences. The Employer, Company, Board and the Investment Committee and the Administrative Committee make no commitment or guarantee to any Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under the Plan and assume no liability whatsoever for the tax consequences to any Participant.

10.13    Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

10.14    Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the “AdvanSix Inc. Retirement Plans Administrative Committee”, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrative Committee.

10.15    Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

10.16    Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

10.17    Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. To the extent any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of Delaware.

10.18    Entire Agreement. Unless specifically indicated otherwise, this Plan supersedes any and all prior communications, understandings, arrangements or agreements between the parties, including the Employer, the Company, the Board, the Administrative Committee and the Investment Committee and any and all Participants, whether written, oral, express or implied relating thereto.

10.19    Binding Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

IN WITNESS WHEREOF, the Board of Directors of the Company has approved the adoption of this Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative this 21st day of September, 2017.

ADVANSIX INC.

By: /s/ John M. Quitmeyer
Name: John M. Quitmeyer
Title: Senior Vice President, General Counsel
and Corporate Secretary